Exhibit 4.1

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF.  THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF CLEARSTREAM BANKING, SOCIÉTÉ ANONYME (“CLEARSTREAM”) AND EUROCLEAR BANK, S.A./N.V., AS OPERATOR OF THE EUROCLEAR SYSTEM (“EUROCLEAR”  AND, TOGETHER WITH CLEARSTREAM“, CLEARSTREAM/EUROCLEAR”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OR TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF  CLEARSTREAM/EUROCLEAR (AND ANY PAYMENT IS MADE TO SUCH ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF  CLEARSTREAM/EUROCLEAR), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED, HAS AN INTEREST HEREIN.

Certificate No. 1
CUSIP No. 494368 BX0
ISIN No. XS1679515038	PRINCIPAL AMOUNT: €500,000,000
Common Code No. 167951503

KIMBERLY-CLARK CORPORATION

0.625% NOTES DUE September 7, 2024

Kimberly-Clark Corporation, a corporation duly incorporated and existing under the laws of the State of Delaware (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay The Bank of New York Depository (Nominees) Limited, or registered assigns, the principal sum of €500,000,000 on September 7, 2024, and to pay interest thereon from September 7, 2017, or from the most recent Interest Payment Date to which interest has been paid or duly provided for annually on September 7 of each year, commencing September 7, 2018, at the rate of 0.625% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be August 23 (whether or not a Business Day) next preceding such Interest Payment Date. As used herein, the term “Business Day” means any day, other than a Saturday or a Sunday, (1) which is not a day on which banking institutions are authorized or obligated by law, regulation or executive order to close in New York City or London and (2) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, is open.

Interest payable on any Interest Payment Date for this Security or on the maturity date for this Security will be the amount of interest accrued for the actual number of days in the period from, and including, the next preceding Interest Payment Date for this Security in respect of which interest has been paid or duly provided for (or from and including September 7, 2017, if no interest has been paid or duly provided for with respect to this Security) to, but excluding, the next date on which interest is paid or duly provided for. This payment convention is referred to as Actual/Actual (ICMA) as defined in the rulebook of the International Capital Market Association. If any Interest Payment Date falls on a day that is not a Business Day, the interest payment will be made on the next succeeding Business Day, and the Company shall not be liable for any additional interest as a result of the delay in payment. If the maturity date falls on a day that is not a Business Day, the related payment of principal and interest will be made on the next succeeding Business Day, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding Business Day.

Any interest not punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the

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requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Principal of, the Redemption Price (if any), the Change of Control Payments (if any), and interest and Additional Amounts (if any) on, the Securities shall be payable at the office or agency of the Paying Agent; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto at such address as shall appear in the Security Register or by wire transfer to an account appropriately designated by the Person entitled to payment; and provided that the Company shall pay principal of, premium, if any, and interest on, the Global Securities registered in the name of or held by Clearstream/Euroclear or such other Depository as any officer of the Company may from time to time designate, or its respective nominee, by wire in immediately available funds to Clearstream/Euroclear or such other such Depository or its nominee, as the case may be, as the Holders of the Global Security.

By no later than 11:00 a.m., London time, at least one Business Day prior to the date that any payment of principal of, the Redemption Price (if any), the Change of Control Payments (if any), or interest and Additional Amounts (if any) on, or any other amount payable in respect of the Securities is due and payable, the Company shall deposit with the Paying Agent an amount of money in euros sufficient to pay any and all such amounts due and payable in respect of the Securities on such payment date.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

DATED: September 7, 2017

KIMBERLY-CLARK CORPORATION

By:
Flavio Costa
Vice President and Treasurer

Attest:
Grant B. McGee
Corporate Secretary

TRUSTEE’S CERTIFICATE
OF AUTHENTICATION
This is one of the Securities
of the series designated
therein referred to in the
within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as successor Trustee

By:
Authorized Officer

KIMBERLY-CLARK CORPORATION

0.625% NOTES DUE September 7, 2024

1.                                      The Indenture and the Securities.  This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under a First Amended and Restated Indenture dated as of March 1, 1988 (the “Base Indenture”), as amended and supplemented by the First Supplemental Indenture, dated as of November 6, 1992 (the “First Supplemental Indenture”), the Second Supplemental Indenture, dated as of May 25, 1994 (the “Second Supplemental Indenture”), the Third Supplemental Indenture, dated as of March 14, 2002 (the “Third Supplemental Indenture”), the Fourth Supplemental Indenture, dated as of December 19, 2006 (the “Fourth Supplemental Indenture”), the Fifth Supplemental Indenture, dated as of February 9, 2011 (the “Fifth Supplemental Indenture”) and the Sixth Supplemental Indenture, dated as of September 7, 2017 (the “Sixth Supplemental Indenture” and together with the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture and the Fifth Supplemental Indenture, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as successor Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company and the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered.  Capitalized terms used herein without definition have the meanings assigned to such terms in the Indenture.

This Security is one of the series designated on the face hereof, limited in aggregate principal amount to €500,000,000.  The Company may from time to time, without notice to or the consent of the Holders of the Securities, create and issue further Securities ranking equally with the Securities of this series in all respects (or in all respects other than the payment of interest accruing prior to the issue date of such further Securities of this series or except, in some cases, for the issue price and the first payment of interest following the issue date of such further Securities). Such further Securities may be consolidated and form a single series with the previously issued Securities and have the same terms as to status, redemption or otherwise as the Securities represented by this certificate.

2.                                      Ranking.   The Securities constitute senior debt of the Company, ranking equally with all our other present and future unsecured and unsubordinated indebtedness of the Company.

3.                                      Payments in Euros; Payments to be made in U.S. Dollars if Euros are Unavailable.

(a)                                 All payments of principal of, the Redemption Price of (if any), the Change of Control Payments (if any), interest and Additional Amounts (if any) on, the Securities, will be payable in euro, provided, that if the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Securities will be made in U.S. dollars until the euro is again available to us or so used. In such event, the amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or most recently prior to the second Business Day prior to the relevant payment date. Any payment in respect of the Securities so made in U.S. dollars will not constitute an Event of Default under the Securities or the Indenture. None of the Trustee, the Paying Agent or any other paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing. Any references in this Security to payments being made in euro notwithstanding, payments shall be made in U.S. dollars to the extent set forth in this paragraph.

(b)                                 No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any), the Redemption Price of (if any), the Change of Control Payments (if any), interest and Additional Amounts (if any) on this Security at the times, place and rate, and in the coin or currency, herein prescribed, except that in the event the Company deposits euros or Government Obligations as provided in Section 402 of the Base Indenture (as amended by Article III of the Sixth Supplemental Indenture), such payments will be made only from proceeds of such euros or Government Obligations.

4.                                      Payment of Additional Amounts.

(a)                                 The Company shall pay to each beneficial owner of any Securities who is a Non-U.S. Person additional amounts (“Additional Amounts”) as may be necessary so that every net payment of the principal of, and interest on such beneficial owner’s Securities, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon that beneficial owner by the United States or any political subdivision or taxing authority thereof or therein (including any tax, assessment or other governmental charge imposed on the Additional Amounts so paid), will not be less than the amount provided in such beneficial owner’s Securities to be then due and payable. The Company shall not be required to make any payment of Additional Amounts for or on account of:

(i)                                     any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the existence of any present or former connection (other than a connection arising solely from the ownership of those Securities or the receipt of payments or enforcement of rights in respect of those Securities) between that beneficial owner, or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, that beneficial owner, if that beneficial owner is an estate, trust, partnership or corporation, and the United States, including that beneficial owner, or that fiduciary, settlor, beneficiary, member, shareholder or possessor, (1) being or having been a citizen or resident or treated as a resident of the United States, (2) being or having been present in, or engaged in a trade or business in, the United States, (3) being treated as having been present in, or engaged in a trade or business in, the United States, or (4) having or having had a permanent establishment in the United States;

(ii)                                  any estate, inheritance, gift, sales, transfer, excise, personal property or similar tax, assessment or other governmental charge;

(iii)                               any tax, assessment or other governmental charge imposed by reason of that beneficial owner’s past or present status as a personal holding company, a controlled foreign corporation, a passive foreign investment company or a foreign private foundation or other foreign tax-exempt organization with respect to the United States or as a corporation that accumulates earnings to avoid U.S. federal income tax;

(iv)                              any tax, assessment or other governmental charge which is payable otherwise than by withholding from payment of principal of, premium, if any, on, interest on or the redemption price for such beneficial owner’s Securities;

(v)                                 any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, premium, if any, on, interest on or the redemption price for any Securities if that payment can be made without withholding by any other paying agent;

(vi)                              any tax, assessment or other governmental charge that would not have been imposed but for the failure of a beneficial owner or any Holder of Securities to comply (to the extent that it is legally able to do so) with a request to satisfy any applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of the beneficial owner or any Holder of the Securities, if such compliance is required by statute or by regulation of the U.S. Treasury Department as a precondition to relief or exemption from such tax, assessment or other governmental charge;

(vii)                           any withholding required pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or any agreement (including any intergovernmental agreement) entered into in connection therewith;

(viii)                        any tax, assessment or other governmental charge that is imposed or withheld by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(ix)                              any tax, assessment or other governmental charge imposed on interest received by (1) a 10% shareholder (as defined in Section 871(h)(3)(B) of the Code and the regulations that may be promulgated thereunder) of the Company, (2) a controlled foreign corporation that is related to the Company within the meaning of Section 864(d)(4) of the Code or (3) a bank receiving interest described in Section 881(c)(3)(A) of the Code;

(x)                                 any tax, assessment or governmental charge that would not have been so imposed or withheld but for the presentation by the Holder of a Security for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whoever occurs later; or

(xi)                              any combination of items (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), and (x) above.

(b)                                 In addition, to the extent described below, the Company will not pay Additional Amounts to a beneficial owner of a Security that is a fiduciary, partnership, limited liability company or other fiscally transparent entity. This exception will apply to a beneficial owner of a Security that is a fiduciary, partnership, limited liability company or other fiscally transparent entity only to the extent a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to the payment of an Additional Amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment subject to the tax, assessment or other governmental charge as to which withholding or another deduction occurs.

(c)                                  As used in this Paragraph 4, the term “beneficial owner” includes any person holding a Security on behalf of or for the account of a beneficial owner and the term “Non-U.S. Person” means a person that is not a United States Person. The term “United States Person” means an individual citizen or resident of the United States, a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source, a trust subject to the primary supervision of a court within the United States and the control of one or more United States persons as described in Section 7701(a)(30) of the Code, or a trust that existed on August 20, 1996, and elected to continue its treatment as a domestic trust.

(d)                                 If the Company will be obligated to pay Additional Amounts under or with respect to any payment made on any of the Securities, at least 30 days prior to the date of such payment, the Company shall deliver to the Trustee and the Paying Agent an Officers’ Certificate stating the fact that Additional Amounts shall be payable and the amount so payable and such other information necessary to enable the Paying Agent to pay Additional Amounts to the beneficial owner on the relevant payment date (unless such obligation to pay Additional Amounts arises, or the Company becomes aware of such obligation, less than 45 days prior to the relevant payment date, in which case the Company may deliver such Officers’ Certificate as promptly as practicable after the date that is 30 days prior to the payment date). The Trustee and the Paying Agent shall be entitled to rely solely on such Officers’ Certificate as conclusive proof that such payments are necessary.

(e)                                  Any references in the Indenture and the Securities to principal, premium, interest or any other amount payable in respect of the Securities shall be deemed to include Additional Amounts, as the context shall require.

(f)                                   Except as specifically provided under this Paragraph 4, the Company will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

5.                                      Redemption Upon Tax Event.  If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any political subdivision or taxing authority of or in the United States), or any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after August 31, 2017, the Company becomes, or based upon a written opinion of independent counsel selected by the Company, will become obligated to pay Additional Amounts with respect to the Securities, then the Company may at its option redeem, in whole, but not in part, the Securities on not less than 15 nor more than 45 days’ prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued but unpaid on those Securities to, but excluding, the date fixed for redemption. Unless the Company defaults in payment of the redemption price upon the surrender of the Securities for redemption, on and after the date fixed for redemption, interest will cease to accrue on the Securities or portions thereof called for redemption.

6.                                      Optional Redemption.

(a)                                 The Securities will be redeemable as a whole or in part, at the option of the Company at any time prior to July 7, 2024 (the “Par Call Date”), at a redemption price equal to the greater of (i) 100% of the principal amount of the Securities to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Securities to be redeemed if such Securities matured on the Par Call Date (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on an annual basis (Actual/Actual (ICMA)) at the applicable Comparable Government Bond Rate (as defined below), plus 10 basis points, plus in each case accrued interest on the principal amount being redeemed to, but excluding, the date fixed for redemption.  The Securities will be redeemable, at the option of the Company, at any time on or after the Par Call Date, in whole or in part, at a redemption price equal to 100% of the principal amount of the Securities to be redeemed, plus accrued interest thereon to, but excluding, the date fixed for redemption, in each case as calculated by the Company or on behalf of the Company by such Person as the Company shall designate.

The calculation of the redemption price and accrued interest payable upon a redemption shall be made by the Company or on behalf of the Company by such persons as the Company may designate; provided that such calculation shall not be the duty or obligation of the Trustee unless otherwise expressly agreed.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Company, a German government bond whose maturity is closest to the maturity of the Securities (assuming, for this purpose, that the Securities mature on the Par Call Date), or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by the Company, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Securities being redeemed, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by the Company. Such independent bank will calculate such gross redemption yield on the Securities to be redeemed and the Comparable Government Bond in accordance with generally accepted market practices at the time of such calculations.

(b)                                 Notice of any redemption will be sent (or delivered by electronic transmission in accordance with the applicable procedures of Clearstream and Euroclear) at least 15 days but not more than 45 days before the redemption date to each holder of Securities to be redeemed.

(c)                                  Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Securities or portions thereof called for redemption.

(d)                                 The Securities will not be subject to any sinking fund.

7.                                      Repurchase upon Change of Control Repurchase Event.

(a)                                 If a Change of Control Repurchase Event occurs, unless the Company has exercised its right to redeem this series of Securities, the Company will make an offer to each Holder of Securities to repurchase all or any part (in denominations of €100,000 and integral multiples of €1,000 in excess thereof) of that Holder’s Securities at a repurchase price in cash equal to 101% of the aggregate principal amount of Securities repurchased plus any accrued and unpaid interest on the Securities repurchased to the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control, but after the public announcement of an impending Change of Control, the Company will mail (or delivered by electronic transmission in accordance with the applicable procedures of Clearstream and Euroclear) a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Securities on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (or delivered by electronic transmission in accordance with the applicable procedures of Clearstream and Euroclear). The notice shall, if mailed (or delivered by electronic transmission in accordance with the applicable procedures of Clearstream and Euroclear) prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. The Trustee shall have no duty or obligation to determine whether a Change of Control Repurchase Event has occurred or is continuing.

(b)                                 The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Securities as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Securities, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Securities by virtue of such conflict.

(c)                                  On the Change of Control Repurchase Event payment date, the Company will, to the extent lawful:

(i)                                     accept for payment all Securities or portions of Securities (in denominations of €100,000 and integral multiples of €1,000 in excess thereof) properly tendered pursuant to the Company’s offer;

(ii)                                  deposit with the Trustee an amount equal to the aggregate repurchase price in respect of all Securities or portions of Securities properly tendered; and

(iii)                               deliver or cause to be delivered to the Trustee the Securities properly accepted, together with an officers’ certificate stating the aggregate principal amount of Securities being purchased by the Company.

(d)                                 The Trustee or Paying Agent will promptly pay to each Holder of Securities properly tendered the repurchase price for the Securities, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Security equal in principal amount to any unpurchased portion of any Securities surrendered; provided, that each new Security will be in a principal amount of €100,000 or an integral multiple of €1,000 in excess thereof.

(e)                                  The Company will not be required to make an offer to repurchase the Securities upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Securities properly tendered and not withdrawn under its offer.

(f)                                   As used in this Paragraph 7, the defined terms set forth below have the specified meanings:

“Below Investment Grade Rating Event” means the Securities are rated below Investment Grade by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Securities is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s Voting Stock; or (3) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who (1) was a member of such Board of Directors on the date of the issuance of the Securities; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fitch” means Fitch Ratings Ltd.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch); or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service Inc.

“Rating Agency” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the Securities or fails to make a rating of the Securities publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by the Company as a replacement agency for Fitch, Moody’s or S&P, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Voting Stock” means the Company’s capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of the Company, even if the right so to vote has been suspended by the happening of such a contingency.

9.                                      Amendment and Modification; Waiver.  The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than 66 2/3% in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also permits certain amendments and modifications to be made without the consent of Holders.  In addition, the Indenture contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

10.                               Defeasance and Covenant Defeasance.  The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness on this Security and (b) certain restrictive covenants and certain Events of Default, upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Security.

11.                               Transfers and Exchanges.

(a)                                 Upon due presentment for registration of transfer of this Security at the office or agency of the Trustee maintained for that purpose in the Borough of Manhattan, The City of New York, a new Security or Securities of this series in authorized denominations for an equal aggregate principal amount will be issued to the transferee in exchange herefor, as provided in the Indenture and subject to the limitations provided therein and to the limitations described below, without charge except for any tax or other governmental charge imposed in connection therewith.

(b)                                 A Global Security is exchangeable for definitive Securities in registered form only if Clearstream or Euroclear is unwilling or unable to continue as a Depository or ceases to be a clearing agency registered under applicable law, and a qualified successor is not appointed by the Company within 90 days, (ii) the Company elects to have the Securities of this series no longer held in a book-entry clearing system or (iii) a Holder shall so request upon the occurrence and continuance of an Event of Default with respect to the Securities of this series. If this Security is exchangeable pursuant to the preceding sentence, it shall be exchangeable for definitive Securities in registered form in denominations of €100,000 and any integral multiple of €1,000 in excess thereof, registered in such names as such Depository shall direct, bearing interest at the same rate, having the same date of issuance, redemption provisions, Stated Maturity and other terms and of differing denominations aggregating a like amount.

(c)                                  A Global Security may not be transferred except as a whole by the Depository to a nominee of the Depository, or by a nominee of the Depository to the Depository or another nominee of the Depository, or by the Depository or any such nominee to a successor of the Depository or a nominee of such successor. Except as provided above, owners of beneficial interests in this global Security will not be entitled to receive physical delivery of Securities in definitive form and will not be considered the Holders hereof for any purpose under the Indenture.

(d)                                 Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

12.                               No Recourse.  No recourse shall be had for the payment of the principal of, the Redemption Price of (if any), the Change of Control Payments (if any), interest and Additional Amounts (if any) on, this Security, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

13.                               Appointment of Agents.                 The Company has appointed (i) The Bank of New York Mellon acting through its London Branch as the Paying Agent, and (ii) the Trustee as the Security Registrar for the Securities.  Upon notice to the Trustee, the Company may change any Paying Agent or Security Registrar.  The Securities may be surrendered for registration of transfer and for exchange at the office or agency of the Company maintained for such purpose in the City of New York, New York and at any other office or agency maintained by the Company for such purpose.

14.                               Separability. In case any one or more of the provisions contained in this Security should be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected, impaired, prejudiced or disturbed thereby.

15.                               Governing Law.  This Security shall be governed by and construed in accordance with the laws of the State of New York.